Exhibit 10.2

May 11, 2015

Patrick Moran

188 Spear Street, Suite 1200

San Francisco, CA 94105

Re: Separation Agreement

Dear Patrick:

This letter agreement (the “Agreement”) confirms the agreement between you and New Relic, Inc. (the “Company”) concerning the terms of your voluntary resignation and separation from the Company and offers you the severance benefit we discussed in exchange for a release of claims.

1. Separation Date. Your resignation date and your employment termination date will be July 1, 2015 (the “Separation Date”). By signing below, you will also resign from your position of Chief Marketing Officer of the Company and from any other officer positions with the Company and all of its affiliated entities as of the Separation Date. You will be expected to perform your current duties, transition your work load, and provide other transition assistance as requested by the Company from the date of this letter until the Separation Date. The Company will continue to pay you your regular base salary and you will continue to participate in the employee benefit plans in which you are currently enrolled (subject to the terms and conditions of those benefit plans) through the Separation Date, subject to Sections 4 and 5 below.

2. Accrued Compensation. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation, earned through the Separation Date, subject to standard payroll deductions and withholdings. In addition, the Company will pay you any earned incentive bonus for the fiscal quarter ending on June 30, 2015, in the amount and at the time such payment would normally be paid to you under the terms of your bonus program. The payments in this paragraph are not contingent on signing this Agreement.

3. Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA laws on or after the Separation Date. Your COBRA rights are not contingent on signing this Agreement.

4. Equity Awards. Vesting of your outstanding stock options and any other equity awards, if any (“Equity Awards”), will cease on the Separation Date. Except as provided in Section 5 below, your Equity Awards will continue to be governed by the terms of the applicable Equity Awards documents and are not contingent on signing this Agreement.

May 11, 2015

Patrick Moran

5. Severance Benefit. Although the Company is not otherwise obligated to do so, if you timely return this fully signed and dated Agreement to the Company, and if you allow it to become effective, and if you comply fully with your obligations hereunder, and, if you sign the Separation Date Release attached hereto as Exhibit A on or within twenty-one (21) days after the Separation Date, and allow that release to become effective, and provided you resign from all positions you then-hold with the Company and any subsidiaries, the Company will amend your outstanding stock options, effective as of the Separation Date, such that you may exercise each of the vested stock options following your Separation Date until the earlier of (i) a Change in Control of the Company (as defined in the Company’s 2014 Equity Incentive Plan, as it may be amended from time to time), and (ii) January 15, 2016 (the “Option Amendment”). BY SIGNING THIS LETTER AGREEMENT, YOU ACKNOWLEDGE AND AGREE THAT ANY VESTED STOCK OPTIONS THAT WERE INCENTIVE STOCK OPTIONS UNDER APPLICABLE TAX LAW AS OF THE DATE OF GRANT WILL CONVERT TO NONSTATUTORY STOCK OPTIONS AS A RESULT OF THE OPTION AMENDMENT. You further acknowledge and agree that you will be required to make adequate provision for applicable income and employment tax withholdings in connection with the exercise of such nonstatutory stock options on and after that date.

6. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn and will not receive from the Company any additional compensation, severance, or benefits on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you will not continue to vest in or earn any additional bonus, equity, incentive compensation, or commissions after the Separation Date.

7. Expense Reimbursements. You agree that, within thirty (30) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

8. Return of Company Property. By no later than your Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, financial and operational information, customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tables, handheld devices, and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company and all reproductions thereof in whole or in part and in any medium. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe

May 11, 2015

Patrick Moran

referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after your Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the Option Amendment provided hereunder.

9. Proprietary Information Obligations. You acknowledge and reaffirm your obligations under your signed Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B for your reference.

10. Nondisparagement. You and the Company agree not to disparage one another in any manner reasonably likely to be harmful to each other or each of our business, business reputations, or personal reputations. You will also similarly not disparage the Company’s officers, directors, employees, shareholders or agents, you and the Company may respond accurately and fully to any request for information if required by legal process. Nothing in this Agreement shall preclude you from describing your accomplishments and responsibilities while employed at the Company to a prospective employer or for purposes of professional development.

11. No Admissions. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

12. Cooperation and Assistance. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims. However, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law. Further, you agree to voluntarily cooperate with the Company, if you have knowledge of facts relevant to any threatened or pending claim, investigation, audit or litigation against or by the Company, by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, preparing for and providing truthful and accurate deposition and trial testimony.

13. Release of Claims.

(a) General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, “Released Claims”).

May 11, 2015

Patrick Moran

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (“Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law, or for coverage under any directors’ and officers’ insurance policy maintained by the Company applicable to you; (ii) any rights which cannot be waived as a matter of law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(d) ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this Section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the later of 1) your Separation Date, or 2) the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (“Effective Date”).

May 11, 2015

Patrick Moran

14. Waiver of Unknown Claims. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

15. Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or otherwise, and you have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

16. Miscellaneous. This Agreement, including Exhibit A and Exhibit B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign and date below within twenty-one (21) days, and send me the fully signed Agreement. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.

May 11, 2015

Patrick Moran

Sincerely,

NEW RELIC, INC.

By:	/s/ Lewis Cirne
Lewis Cirne
Chief Executive Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Patrick Moran
Patrick Moran

5/11/15
Date

ATTACHMENTS:

EXHIBIT A: SEPARATION DATE RELEASE

EXHIBIT B: PROPRIETARY INFORMATION AND INVENTIONS  AGREEMENT

May 11, 2015

Patrick Moran

EXHIBIT A

SEPARATION DATE RELEASE

(To be signed and returned on or within twenty-one (21) days after the Separation Date.)

In consideration for the Option Amendment provided to me by New Relic, Inc. (the “Company”) pursuant to the terms of the separation agreement between me and the Company dated May 11, 2015 (the “Agreement”), I agree to the terms below.

In exchange for the Option Amendment to which I would not otherwise be entitled, as defined in and to be provided to me by the Company under the terms of the Agreement, I hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date I sign this Separation Date Release (the “Release”). This general release includes, but is not limited to: (i) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (ii) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity or profits interests in the Company (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

I am not releasing the following (the “Excluded Claims”): (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party or under applicable law; (ii) any rights which cannot be waived as a matter of law; (iii) any rights I have to file or pursue a claim for workers’ compensation or unemployment insurance; or (iv) any claims arising from the breach of this Release. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included the general release of claims herein.

May 11, 2015

Patrick Moran

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in this Agreement is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (i) my waiver and release does not apply to any rights or claims that may arise after the date that I sign this Release; (ii) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (iii) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (iv) I have seven (7) days following the date I sign this Release to revoke it (by providing written notice of my revocation to the Company); and (v) this Release will not be effective until the later of 1) my Separation Date, or 2) the date upon which the revocation period has expired, which will be the eighth day after the date that this Release is signed by me provided that I do not revoke it.

In giving the general release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any other jurisdiction of with respect to my release of claims contained herein, including but not limited to the release of unknown and unsuspected claims.

I hereby represent that I have been paid all compensation owed and for all time worked, I have received all the leave and leave benefits and protections for which I am eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or otherwise, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim. I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this Agreement.

By:	/s/ Patrick Moran
Patrick Moran

Date: 7/1/15

EXHIBIT B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

(omitted)